EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Arno Therapeutics Inc. 2005 Stock Option Plan, of our report dated February 28, 2008, relating to the consolidated financial statements of Laurier International, Inc. as of December 31, 2007 and 2006, and for the years then ended, which includes an explanatory paragraph relating to the ability of Laurier International, Inc. to continue as a going concern, and which report appears in the company’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 3, 2008.

/s/ Chang G. Park, CPA

San Diego, California
October 30, 2008